UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 18, 2006

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 18, 2006, we began notifying our employees of restructuring initiatives that we expect will result in the elimination of approximately 225 employment positions. These initiatives have arisen from our continuing efforts to reduce costs in a highly competitive marketplace. The elimination of positions will occur across all geographic regions in which we operate (EMEA, AsiaPac and Americas). The initiatives also will result in the closure of two facilities whose operations will be consolidated to other existing locations. The termination of employment positions has commenced already within some regions, and we presently expect to complete almost all of these restructuring initiatives by the end of June, 2007.

We presently expect the range of future cash expenditures associated with these restructuring initiatives to be $10 million to $12 million. We expect $9 million to $11 million of these expenditures to relate to employee termination costs and that approximately $1 million of these expenditures will relate to facility closures. In addition to these cash expenditures for the restructuring intiatives, we also expect to have related non-cash impairment costs of approximately $600,000 associated with writdedowns on the values of fixed assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

September 22, 2006	By:	Gokul V. Hemmady

Name: Gokul V. Hemmady
Title: Vice President, Chief Financial Officer